Exhibit 99.1

Higher One Holdings, Inc. Announces Sale of its Disbursements Business

Will explore strategic options for the Payments business

New Haven, CT – December 15, 2015 – Higher One Holdings, Inc. (NYSE: ONE), today, announced that it reached an agreement to sell substantially all of the assets and certain of the liabilities of its Disbursements business, including the OneAccount, to one of its bank partners, Customers Bank and its Parent Company, Customers Bancorp, Inc., (NYSE: CUBI) for a gross purchase price of $37 million cash. The $37 million will be paid in three installments with $17 million paid at closing followed by two $10 million installments in 2017 and 2018. Also beginning in 2017, and continuing for a period of three years, if fiscal revenues for the Disbursements business under Customers Bank exceed $75 million, Higher One will receive 35% of the excess revenue, payable in the subsequent year. The transaction is subject to creditor and shareholder approval and is expected to close in the second quarter of 2016.

Higher One’s Disbursements business includes its proprietary Refund Management® Disbursement Service and the OneAccount. Refund Management® streamlines the financial aid refund disbursement process for more than 800 college and university campuses across the U.S. and the OneAccount is an FDIC-insured checking account offered through Higher One’s bank partners to more than two million college students. Customers Bank is a bank partner of Higher One and has been a provider of the OneAccount checking account since 2013.

“This agreement with our bank partner Customers Bank will enable continuity in a new regulatory environment for campuses and students who use our proven and valued services,” said Marc Sheinbaum, President and Chief Executive Officer of Higher One Holdings, Inc. “Customers Bank and its BankMobile division are well positioned to continue innovating the Refund Management® Disbursements Service and OneAccount models, as they have the product portfolio, assets and strategic vision to serve colleges and universities and their students well.”

Higher One Holdings, Inc. will continue to provide industry leading Payments solutions, including CASHNet® Payment Solutions and Campus Solutions, to colleges and universities.

Sheinbaum continued, “Our Payments business has experienced strong revenue growth over the last few years and, at this time, Higher One has retained the services of Raymond James to assist in the evaluation of all strategic options for that business. The CASHNet suite of payments services has helped higher education institutions offer payments solutions while improving the payer experience, and we’ve helped campuses navigate through the complexity of online and card-present transactions for students. We are excited about future growth opportunities in the Payments business moving forward.”

Wiggin and Dana LLP served as legal counsel to Higher One on the sale. Cleary Gottlieb Steen & Hamilton LLP advised the Board of Directors of Higher One on the transaction.

Important Information

In connection with the proposed transaction, Higher One will prepare a proxy statement for its stockholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain information about Higher One, the proposed transaction and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE TRANSACTION. In addition to receiving the proxy statement from Higher One by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Higher One, without charge, from the SEC’s website at www.sec.gov or, without charge, from Higher One’s investor relations website at http://www.ir.higherone.com or by directing such request to Higher One Holdings, Inc., 115 Munson St., New Haven, CT 06511

Higher One and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Higher One’s directors and executive officers is available in its 2014 Annual Report on Form 10-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Conference Call Information

Higher One will host a conference call on Wednesday December 16, 2015 at 8:30 a.m. EST to discuss this announcement. The dial in phone number is 866-499-3420 for domestic listeners and 678-562-4219 for international listeners. The conference ID number is 8139303. A live webcast of the conference call, together with a slide presentation can be accessed through Higher One’s investor relations website at http://www.ir.higherone.com. In addition, an archive of the webcast will be available for 90 days through the same link. A replay of the call will be available at 855-859-2056 for domestic listeners and 404-537-3406 for international listeners. Please use the passcode 8139303 to access the replay.

About Higher One Holdings, Inc.
Higher One Holdings, Inc. (NYSE: ONE) is a leading financial technology company focused on providing cost-saving solutions that enhance student service for the business office of colleges and universities. Higher One’s technologies for higher education institutions streamline the processes of financial aid disbursement and payment acceptance. Higher One also provides options for students and families to manage college-related expenses, such as unique student-banking services, and financial education through $tart with Change. Higher One supports more than 1,500 college and university campuses and more than 9 million students across the U.S. More information can be found at www.higherone.com.

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Contact:
Higher One Holdings, Inc.
Patrick Pearson

Director

Corporate Development & Investor Relations

t: 203.776.7776 ext 4421

ppearson@higherone.com